Exhibit 21

                      Cendant Corporation and Subsidiaries

                            SIGNIFICANT SUBSIDIARIES

Subsidiary                                                State of Incorporation
----------                                                ----------------------

Boardpost                                                 United Kingdom

Cendant Capital II                                        DE

Cendant Capital III                                       DE

Cendant Capital IV                                        DE

Cendant Mortgage Corporation                              NJ

Cendant Stock Corporation                                 DE

HFS New York Corp.                                        NY

Pointeuro II Limited                                      United Kingdom

Pointeuro III                                             United Kingdom

TM Acquisition Corp.                                      DE